                                                                    EXHIBIT 99.3
FOR IMMEDIATE RELEASE
August 17, 1999


        ACCELERATED GROWTH PLAN ANNOUNCED BY NEW SIZZLER MANAGEMENT TEAM

   Search for a new restaurant concept to supplement core business has been initiated. Internal growth to come from revitalization of concept with focus on US, Australia and Asia; Both actions to be funded by significant restructuring of International assets


LOS ANGELES, CA, August 17, 1999 ... Sizzler International (NYSE: SZ) announced at its Annual Meeting of shareholders a multi-part, company-wide plan that management believes will accelerate financial growth.

The short-term strategy was presented by a new management team headed by Charles
L. Boppell, who took over as President and Chief Executive Officer of Sizzler after growing such restaurant systems as La Salsa, Hudson's Grill and Taco Bell.

More strategic use of assets

Boppell said the plan is based on what he called "a more strategic use of our assets." He said, "Sizzler is an excellent platform for growth because we have a proven, profitable operating infrastructure and the ability to get a much higher return from our existing assets. Add to that at least one successful new restaurant concept that we will look to acquire and you have an exceptional growth opportunity. What we are announcing today is a plan to capture this opportunity through a more strategic use of our assets."

The plan will be funded in part by more than $40 million raised from the sale and leaseback of company real estate in Australia, primarily the restaurants housing the corporation's KFC franchises in Queensland, Australia. Current cash flow and other financing resources will also be used to fund these growth opportunities, according to Boppell. This real estate transaction should be substantially implemented within the next three months.

"Raising cash by reallocating assets from foreign real estate to domestic investments are not the only ways to make our resources work harder. We have great unused capacity in many existing domestic and international restaurants; we have the leading market position in many locations that we can use to introduce other sources of revenue; and we have a great body of expertise to select and roll out new concepts. We expect all of these to make a more powerful contribution in the future," Boppell said.

4-part plan

The new Sizzler plan reorganizes the company into four areas, each of which is expected to produce financial growth.

     New Concepts: The company has begun investigating a number of promising restaurant concepts and will be examining others as part of an active new restaurant concept acquisition program. The objective is to acquire and then begin expanding one new restaurant concept in the near future.

     To help accomplish this goal Sizzler has retained the J. H. Chapman Company, which has been involved in the identification and acquisition of new restaurant concepts for 17 years and specializes in transactions in the $10 to $250 million range.

     Domestic Sizzler restaurants: The company presently owns 66 Sizzler restaurants and franchisees operate another 200 in the United States. This system is currently profitable and enjoyed a same store sales increase of 4.9% for the 12 months ended July 25, 1999. Nevertheless, the average Sizzler restaurant in the United States still has considerable capacity for growth.

     The plan calls for moving Sizzler toward a quality grill concept with an excellent salad bar and away from the buffet court arena. The plan also calls for remodeling and repositioning domestic Sizzler restaurants and for beginning to add new franchise restaurants in the U.S.

     Australian restaurants: The company presently owns 30 Sizzler restaurants and 101 KFC franchises in Australia. The Sizzler restaurants in Australia are profitable but also still have substantial unused capacity. The KFC franchises are among the most financially productive restaurants in the entire KFC system.

     The company seeks to accelerate growth from the KFC restaurants by exploring the addition of new brands to the existing KFC sites where customer traffic is already very high and yet additional kitchen capacity is available. Growth in Sizzler restaurants is being stimulated by a remodeling and positioning program similar to that in the United States.

     Asia: Sizzler franchisees operate 51 restaurants in Asia, 23 of which are in Japan. Over the past two years economic weakness in these markets reduced the contributions from these restaurants and limited the ability to refresh them at the same time as the U.S. restaurants. With the improving economic conditions, the Asian market has the capacity to substantially increase its current contribution to Sizzler earnings.

     The company expects stronger future contributions from these restaurants as they undergo renovation and repositioning similar to the U.S., but tailored to Asian markets. A key to optimizing this growth strategy is Sizzler's recent establishment of an Asian management team focusing on Japan.


Boppell told shareholders that while the leveraging of foreign assets has begun, it would not be finalized until later this year. As this happens, he plans to consider other capital strategies, such as a share buyback program, and other asset divestitures. He said further details in these areas would be discussed if and when they are finalized.

Boppell concluded his comments with, "Just as the world approaches the start of a new millennium with new opportunities, Sizzler too starts afresh with a new management team, from the Chairman of the Board through senior management, and with a new approach, driven by a new strategy for growth".

Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler restaurants worldwide, in addition to the 101 KFC restaurants in Queensland, Australia.

Some matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth herein in the forward-looking statements, including such factors, among others, as significant fluctuations in operating results, market acceptance of the Company's food service offerings, competition and other risk factors as detailed in filings with the Securities and Exchange Commission including form 10K.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."